MUTUAL FUND SERVICES FEE AGREEMENT

AGREEMENT, effective as of January 1, 2017 by and between Ultimus Asset Services, LLC (“Ultimus”), and Long Short Advisors, LLC (“Adviser”).

WHEREAS, the LS Opportunity Fund (the “Fund”) is a separate portfolio of Valued Advisers Trust (the “Trust”);

WHEREAS, the Trust has retained Ultimus to provide certain transfer agent, fund accounting, fund administration, anti-money laundering, and compliance support services (the “Services”) to the Fund pursuant to a Mutual Fund Services Agreement (the “Services Agreement”) dated as of September 25, 2008;

WHEREAS, the Adviser serves as investment adviser to the Fund pursuant to an Investment Advisory Agreement between the Adviser and the Trust, dated as of June 17, 2010; and

WHEREAS, Ultimus and the Adviser wish to set forth their mutual understanding and agreement regarding the fees to be paid to Ultimus pursuant to the Services Agreement in connection with Services provided to the Fund;

NOW THEREFORE, in consideration of the mutual covenants and promises set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

1.	During the term of this Fee Agreement, Ultimus shall be entitled to the fees set forth in the fee schedules included in Exhibit A hereto. Additional services not contemplated in these fee schedules will be negotiated on a case-by-case basis. Such additional services shall include services provided as a result of new regulations or requirements, as well as additional services provided at the request of the Trust or the Adviser.

2.	This Fee Agreement shall be effective for a term of twenty-seven months, beginning on January 1, 2017 and ending on March 31, 2019. This Fee Agreement, including the fee schedules included in Exhibit A, may be modified or amended during its term by mutual written agreement between the parties.

3.	The term of the Services Agreement with respect to the Fund shall be extended to March 31, 2019.

4.	The Fund shall be subject to a termination fee of $25,000 in the event the Fund liquidates during the term of this Fee Agreement.

5.	Subject to the discount provisions contained in paragraph 6 below, the terms of this Fee Agreement, including the fee schedules included in Exhibit A hereto, will apply to any new fund(s) (each a “New Fund”) launched by the Adviser within the Trust.

6.	With respect to each New Fund, Ultimus agrees to waive or discount the fees set forth in Exhibit A hereto, as provided below.

a.	Ultimus will waive all minimums and/or base fees with respect to each New Fund for a period of six months, beginning on the New Fund’s SEC effective date.

b.	Ultimus will waive 50% of all minimums and/or base fees with respect to each New Fund for the period from six to twelve months from the New Fund’s SEC effective date.

7.	Any terms or provisions of the Services Agreement not specifically modified by this Fee Agreement shall remain in full force and effect with respect to the Fund.

8.	This Fee Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have caused this Fee Agreement to be signed by their respective duly authorized officers effective as of the day and year first above written.

LONG SHORT ADVISORS, LLC	ULTIMUS ASSET SERVICES, LLC

By: /s/ Matthew E. West	By: /s/ Gary Tenkman

Print Name: Matthew E. West	Print Name: Gary Tenkman

Title: CEO	Title: COO & Managing Director

EXHIBIT A

Fees and Expenses

TRANSFER AGENCY FEE SCHEDULE

Additional services not contemplated in this schedule will be negotiated on a case-by-case basis.

I.    Base Fees (as defined in the General Description of Transfer Agency Services) [1]

Annual Per Account Fees

•	Direct accounts	-	$20 per open account
•	NSCC/Fund/Serv Accounts	-	$15 per open account
•	Closed Accounts	-	$0

Annual per account fees are subject to an annual minimum of $18,000 per portfolio/share class.

[1]	In addition to the above fees, the Fund will reimburse Ultimus or pay directly certain out-of-pocket expenses incurred on the Fund’s behalf, including but not limited to: postage, confirmations, statements, printing, telephone lines, Internet access fees, bank service charges, Fund specific Fund/Serv and Networking costs, and other industry standard out-of-pocket charges.

II.    Other Services

•	Rule 22c2 support and monitoring, if applicable	-	$4,800 per portfolio per year

III.    Optional Services

For Ultimus Access online inquiry and transactional access, Ultimus charges an annual fee of $4,800 per portfolio (annual minimum of $9,600 per fund family) and a one-time set up fee of $2,500.

FUND ACCOUNTING AND PRICING FEE SCHEDULE

Additional services not contemplated in this schedule will be negotiated on a case-by-case basis.

I.    Base Fees (as defined in the General Description of Fund Accounting Services) [1]

Annual Base Fee

$30,000 per portfolio, plus

Annual Basis Point Fees

0.010% for the first $250 million in average daily net assets

0.005% in excess of $250 million in average daily net assets

[1]	In addition to the above fees, the Fund will reimburse Ultimus for the costs of the daily portfolio price quotation and performance reporting services utilized by the Fund.

FUND ADMINISTRATION FEE SCHEDULE

Additional services not contemplated in this schedule will be negotiated on a case-by-case basis.

I.    Base Fees (as defined in the General Description of Fund Administration Services) [1]

Annual Basis Point Fees

0.075% for the first $250 million in average daily net assets;

0.050% from $250 million to $500 million in average daily net assets;

0.025% in excess of $500 million in average daily net assets

Annual basis point fees are subject to a monthly minimum of $2,500 per portfolio.

[1]

In addition to the above fees, the Fund will reimburse Ultimus for certain out-of-pocket expenses incurred on the Fund’s behalf, including but not limited to: travel expenses to attend board meetings and any other expenses approved by the Fund or Adviser. The Fund will be responsible for its normal operating expenses, such as federal and state filing fees, insurance premiums, typesetting and printing of the Fund’s public documents, and fees and expenses of the Fund’s other vendors and providers.

COMPLIANCE AND CCO SERVICES FEE SCHEDULE

Additional services not contemplated in this schedule will be negotiated on a case-by-case basis.

I.    Base Fees

Annual Base Fee

$12,000 per portfolio